UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 4, 2007

Hythiam, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31932	88-0464853
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11150 Santa Monica Boulevard, Suite 1500, Los Angeles, California		90025
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(310) 444-4300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 7.01 Regulation FD Disclosure.

Hythiam disclosed that $1.5 million in initial funding that can be used for PROMETA protocol programs within drug courts has been authorized both at the county level and by the legislatures of two separate states. County funding in one state is available immediately, and based upon the expectation that these budgets will be approved and signed into law shortly, state funding in both states will commence July 1, 2007.

In one of the two states, a Hythiam licensee and drug court treatment provider that has previously demonstrated the utility of the PROMETA protocols within a drug court evaluation has received a total of $900,000 in government commitments for its PROMETA-based program. $400,000 that can be used to fund the treatment has been approved at the county level, and an additional $500,000 that can be used for the expansion and continued evaluation of the treatment provider’s program has been allocated by the state in its new fiscal budget, which has been approved by both the state’s house and senate, and will be available beginning July 1, 2007 after the governor approves and signs the budget into law.

Additionally, the second state has approved an allocation of $600,000 that can be used for multiple drug courts to fund PROMETA programs, although it has not yet been publicly disclosed. These funds have also been approved by the state’s legislature and are also available beginning July 1, 2007 after gubernatorial sign-off.

It is anticipated that in parallel to the Company’s initiatives focused on government health and social services programs, continued positive outcomes from these early programs will lead to increased drug court allocations at the county and state level for existing licensed providers, as well as for new providers wishing to offer the PROMETA protocols. Hythiam anticipates opportunities beyond drug courts to service the broad spectrum of criminal justice programs requiring drug and alcohol compliance including probation, corrections and parole.

In addition to the completed drug court pilots in Washington and Indiana, evaluations of the PROMETA protocols in other criminal justice populations are currently ongoing in Texas, Georgia and Louisiana. PROMETA protocols are also being evaluated for use in a methamphetamine dependent Medicaid eligible population in Arizona.

The Company believes that the initial allocations demonstrate the viability of this small segment of the criminal justice market. It expects the allocations to grow as additional counties within these states seek funding. The Company is also working on multiple seven-figure annual funding opportunities for the use of PROMETA in both criminal justice and other populations by state and county governments.

Although the programs and providers using the protocols have allocated funding based upon the initial outcomes data package on the PROMETA protocols, which has only been available since last summer with the release of Dr. Harold Urschel’s open-label results on the use of PROMETA in a methamphetamine dependent population and commercial evaluations and pilots, the Company believes that once double-blind placebo controlled data is available later this year it will drive broader adoption and subsequent reimbursement.

Except for statements of historical fact, the matters discussed above are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company's control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and lack of statistically significant formal research studies, the risk that treatment protocols might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the healthcare industry; and additional risks factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hythiam, Inc.

May 4, 2007	By:	/s/ Chuck Timpe

Name: Chuck Timpe
Title: Chief Financial Officer